ThermoEnergy Corporation
1300 Tower Building
323 Center Street
Little Rock, Arkansas 72201

December 16, 2002

Mr. Robert S. Trump
167 East 61st Street
New York, New York

Re: $300,000 Convertible Debenture dated December 16, 2002

Dear Mr. Trump:

In connection with and in consideration of (i) the issuance by ThermoEnergy Corporation (the “Company”) to you as of this date of a $300,000 five (5) year Convertible Debenture, bearing interest at the rate of fifteen (15%) percent per annum and convertible into shares of common stock of the Company at the conversion price of $1.05 per share (the “2002 Convertible Debenture”), (ii) the extension and modification of all of the warrants to purchase common stock of the Company which you currently hold and (iii) for ten ($10.00) dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we hereby mutually agree as follows:

1.	If at any time the Company shall obtain financing from a third party on any terms more favorable to the third party than the comparable terms which are set forth in the 2002 Convertible Debenture, then at your option, the 2002 Convertible Debenture, as well as all convertible debentures previously issued by the Company and held by you (collectively, the “Existing Convertible Debentures”), shall each be deemed amended to reflect such more favorable terms, as shall be specified by you.

2.	The parties hereby acknowledge and agree that the maturity date of each of the Existing Convertible Debentures has been extended for a period of one (1) year so as to mature on January 15, 2004. Further, the provisions of paragraph 10(a) of each of the Existing Convertible Debentures shall be deemed amended and restated in their entirety to read as set forth below:

“10. Adjustments in Conversion Price and Conversion Shares.

(a) Adjustment in Conversion Price. If at any time from and after the date hereof, the Company shall issue shares of Common Stock at a price per share (“Issuance Price”) which is less than the Conversion Price, or if at any time from and after the date hereof, the Company shall issue warrants, options, convertible notes or debentures, or any other convertible security, having an exercise or conversion price or rate which is less than the Conversion Price, then, in any such event, the Conversion Price shall be reduced to an amount equal to the lowest Issuance Price at which any Common Stock shall hereafter be issued or to the lowest such exercise or conversion price for any such convertible security, as the case may be. In addition, if at any time from and after the date hereof, the Company shall issue shares of Common Stock at an

Mr. Robert S. Trump
December 16, 2002

Issuance Price less than the then current market value per share at the time of such issuance (“Market Value”), then the Conversion Price shall be reduced (but not below $.001 per share) by an amount equal to the difference between the Market Value and the Issuance Price.”

Except as set forth above, the terms and conditions of the Existing Convertible Debentures, as extended so as to mature on January 15, 2004, shall remain unmodified and in full force and effect.

3.	Notwithstanding anything to the contrary set forth in any of the warrant certificates, warrant agreements or any other documentation relating to the warrants now or hereafter owned by you to purchase shares of the Company’s common stock (collectively, the “Trump Warrants”) and as a material inducement to you to acquire the 2002 Convertible Debenture:

(a) if at any time from and after the date hereof, the Company shall issue shares of Common Stock at a price per share (“Issuance Price”) which is less than the applicable Warrant Price (as such term is defined in the subject warrant agreements) in respect of any of the Trump Warrants, or if at any time from and after the date hereof, the Company shall issue warrants, options, convertible notes or debentures, or any other convertible security, having an exercise or conversion price or rate which is less than any such Warrant Price, then, in any such event, the Warrant Price in respect of all of the Trump Warrants shall be reduced to an amount equal to the lowest Issuance Price at which any Common Stock shall hereafter be issued or to the lowest such exercise or conversion price for any such convertible security, as the case may be. In addition, if at any time from and after the date hereof, the Company shall issue shares of Common Stock at an Issuance Price less than the then current market value per share at the time of such issuance (“Market Value”), then the Warrant Price in respect of all of the Trump Warrants shall be reduced (but not below $.001 per share) by an amount equal to the difference between the Market Value and the Issuance Price; and

(b) no reverse stock split or other consolidation or aggregation of the Company’s capital stock shall serve to decrease the number of shares issuable on exercise of each of the Trump Warrants or to increase the Warrant Price with respect to any of the Trump Warrants. Accordingly, at all times subsequent to the effective date of any reverse stock split or other consolidation or aggregation affecting any of the Company’s capital stock, you shall nevertheless continue to have the right to purchase the same number of shares of the Company’s capital stock pursuant to the Trump Warrants as you shall have immediately prior to such reverse stock split or other consolidation or aggregation, at the same Warrant Price as was in effect immediately prior to such reverse stock split or other consolidation or aggregation.

Mr. Robert S. Trump
December 16, 2002

4.	If at any time the Company proposes or determines to register any of its securities for its own account of for the account of any holder of any securities of the Company, or a registration of the Company’s securities is effected to fulfill the Company’s obligations pursuant to any instrument, agreement, warrant or other security under the Securities Act of 1933 (the “Act”), whether now or hereafter in existence or executed at a later date, the Company shall:

(a) promptly give written notice thereof to you (which notice shall include a list of the jurisdictions, if any, in which the Company intends to qualify such securities under the applicable blue sky or other state securities laws); and

(b) at your request, include in such registration (and any related qualification under blue sky laws or other state securities laws) and in any underwriting involved therein, all of the shares of common stock of the Company issued or issuable in connection with the 2002 Convertible Debenture, as well as in connection with all of the Existing Convertible Debentures, and any and all heretofore outstanding shares of common stock, warrants, shares of common stock underlying warrants and other securities of the Company registered in your name.

Very truly yours,

ThermoEnergy Corporation

By:

P.L. Montesi, President

By:

Dennis C. Cossey, Secretary

Agreed To:

Robert S. Trump